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                                                                    EXHIBIT 5(j)
                                                                    FORM

                                  ARMADA FUNDS
                               FOREIGN EQUITY FUND
                                EQUITY INDEX FUND
                               ADVISORY AGREEMENT

         AGREEMENT made as of           , 1996 between ARMADA FUNDS, a
Massachusetts business trust, located in Westborough, Massachusetts (the "Trust") and NATIONAL CITY BANK, located in Cleveland, Ohio, NATIONAL CITY BANK, COLUMBUS, located in Columbus, Ohio, and NATIONAL CITY BANK, KENTUCKY, located in Louisville, Kentucky (the "Advisers").

         WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended ("1940 Act"); and

         WHEREAS, the Trust desires to retain the Advisers as investment advisers to the Foreign Equity and Equity Index Funds (individually, a "Fund" and collectively, the "Funds");

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed among the parties hereto as follows:

         1. DELIVERY OF DOCUMENTS. The Advisers acknowledge that they have received copies of each of the following:

                  (a) The Trust's Declaration of Trust, as filed with the State Secretary of the Commonwealth of Massachusetts on January 29, 1986, and all amendments thereto (such Declaration of Trust, as presently in effect and as it shall from time to time be amended, is herein called the "Declaration of Trust");

                  (b) The Trust's Code of Regulations and amendments thereto (such Code of Regulations, as presently in effect and as it shall from time to time be amended, is herein called the "Code of Regulations");

                  (c) Resolutions of the Trust's Board of Trustees authorizing the appointment of the Advisers and approving this Agreement;

                  (d) The Trust's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC") on September 26, 1985 and all amendments thereto;


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                  (e)      The Trust's Registration Statement on Form N-1A under
                           the Securities Act of 1933, as amended ("1933 Act") (File No. 33-488) and under the 1940 Act, as filed with the SEC on September 26, 1985 and all amendments thereto; and

                  (f) The Trust's most recent prospectuses and statements of additional information with respect to the Funds (such prospectuses and statements of additional information, as presently in effect, and all amendments and supplements thereto, are herein called individually, a "Prospectus", and collectively, the "Prospectuses").

                  The Trust will furnish the Advisers from time to time with execution copies of all amendments of or supplements to the foregoing.

         2. SERVICES. The Trust hereby appoints the Advisers to act as investment advisers to the Funds for the period and on the terms set forth in this Agreement. Intending to be legally bound, the Advisers accept such appointment and agree to furnish the services required herein to the Funds for the compensation hereinafter provided.

                  Subject to the supervision of the Trust's Board of Trustees, the Advisers will provide a continuous investment program for each Fund, including investment research and management with respect to all securities and investments and cash equivalents in each Fund. The Advisers will determine from time to time what securities and other investments will be purchased, retained or sold by each Fund. The Advisers will provide the services under this Agreement in accordance with each Fund's investment objective, policies, and restrictions as stated in the Prospectus and resolutions of the Trust's Board of Trustees applicable to such Fund.

         3. COVENANTS BY ADVISERS. The Advisers agree with respect to the services provided to each Fund that it:

                  (a) will comply with all applicable Rules and Regulations of the SEC and will in addition conduct its activities under this Agreement in accordance with other applicable law;

                  (b) will use the same skill and care in providing such services as it uses in providing services to similar fiduciary accounts for which it has investment responsibilities;

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                  (c)      will not make loans to any person to purchase or
                           carry shares in the Funds, or make interest-bearing loans to the Trust or the Funds;

                  (d) will maintain a policy and practice of conducting its investment management activities independently of the Commercial Departments of all banking affiliates. In making investment recommendations for the Funds, personnel will not inquire or take into consideration whether the issuers (or related supporting institutions) of securities proposed for purchase or sale for the Funds' accounts are customers of the Commercial Department. In dealing with commercial customers, the Commercial Department will not inquire or take into consideration whether securities of those customers are held by the Funds;

                  (e) will place orders pursuant to its investment determinations for the Funds either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers the Advisers will attempt to obtain the best net price and the most favorable execution of its orders. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Advisers may, in their discretion, purchase and sell fund securities from and to brokers and dealers who provide the Trust with research advice and other services. In no instance will fund securities be purchased from or sold to the Advisers, 440 Financial Distributors, Inc. ("440 Financial") or an affiliated person of either the Trust, the Advisers, or 440 Financial unless permitted by an order of the SEC or applicable rules;

                  (f) will maintain all books and records with respect to the securities transactions for the Funds and furnish the Trust's Board of Trustees such periodic and special reports as the Board may request; and

                  (g) will treat confidentially and as proprietary information of the Trust all records and other information relative to the Funds and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and

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                           may not be withheld and will be deemed granted where
                           the Advisers may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust).

         4. SERVICES NOT EXCLUSIVE. The services furnished by the Advisers hereunder are deemed not to be exclusive, and the Advisers shall be free to furnish similar services to others so long as their services under this Agreement are not impaired thereby.

         5. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Advisers hereby agree that all records which they maintain for the Trust are the property of the Trust and further agree to surrender promptly to the Trust any of such records upon the Trust's request. The Advisers further agree to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

         6. EXPENSES. During the term of this Agreement, the Advisers will pay all expenses incurred by them in connection with their activities under this Agreement, other than the cost of securities (including brokerage commissions, if any) purchased for the Funds.

         7. COMPENSATION. For the services provided and the expenses assumed pursuant to this Agreement, the Trust will pay the Advisers from the assets belonging to the Funds and the Advisers will accept as full compensation therefor fees, computed daily and paid monthly, at the
         following annual rates:    % of the average daily net assets of the
         Foreign Equity Fund; and    % of the average daily net assets of the
         Equity Index Fund.

                  The fee attributable to each Fund shall be the several (and not joint or joint and several) obligation of each Fund.

                  If in any fiscal year the aggregate expenses of a Fund (as defined under the securities regulations of any state having jurisdiction over the Fund) exceed the expense limitations of any such state, the Advisers will reimburse the Trust for such excess expenses to the extent described in any written undertaking provided by the Advisers to such state.

         8. LIMITATION OF LIABILITY. The Advisers shall not be liable for any error of judgment or mistake of law or for

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         any loss suffered by the Trust in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Advisers in the performance of their duties or from reckless disregard by them of their obligations and duties under this Agreement.

         9. DURATION AND TERMINATION. This Agreement will become effective with respect to each Fund upon approval of this Agreement by vote of a majority of the outstanding voting securities of such Fund, and, unless sooner terminated as provided herein, shall continue in effect until September 30, 1997. Thereafter, if not terminated, this Agreement shall continue in effect with respect to a particular Fund for successive twelve month periods ending on September 30, PROVIDED such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust's Board of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Agreement may be terminated as to any Fund at any time, without the payment of any penalty, by the Trust (by the Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of the particular Fund), or by the Advisers on 60 days' written notice. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meaning of such terms in the 1940 Act.)

         10. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective with respect to a Fund until approved by vote of a majority of the outstanding voting securities of that Fund.

         11. MISCELLANEOUS. The Advisers expressly agree that notwithstanding the termination of or failure to continue this Agreement with respect to a particular Fund, the Advisers shall continue to be legally bound to provide the services required herein for the other Fund for the period and on the terms set forth in this Agreement. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions

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         hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.

         12. NAMES. The names "ARMADA FUNDS" and "Trustees of ARMADA FUNDS" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated January 28, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and the principal office of the Trust. The obligations of "ARMADA FUNDS" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                               ARMADA FUNDS

                               By:____________________________

                               Title:

                               NATIONAL CITY BANK

                               By:____________________________

                               Title:

                               NATIONAL CITY BANK, COLUMBUS

                               By:____________________________

                               Title:

                               NATIONAL CITY BANK, KENTUCKY

                               By:____________________________

                               Title:

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